Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Inc. Reports 3rd Quarter 2008 Results

MILWAUKEE, WI, USA, October 21, 2008 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended September 30, 2008 were a loss of 55 cents compared to income of $1.57 in the prior year period. Revenues for the third quarter were $5.7 billion, an increase of 7 percent from the year earlier period.

Third quarter 2008 results include a goodwill and intangible asset impairment charge of $163.1 million ($154.6 million after tax) or $1.97 per diluted share related to our investment in Right Management. Excluding this impairment charge, third quarter net earnings per diluted share would have been $1.42, with net earnings of $111.4 million.

Third quarter results were favorably impacted by 11 cents per diluted share as foreign currencies were relatively stronger compared to the third quarter of 2007. On a constant currency basis, revenues increased 1% over the prior year period.

Third quarter 2007 results were positively impacted $27.0 million ($16.1 million after tax) or 19 cents per diluted share as a result of a non-recurring favorable change in the calculation of French payroll taxes.

Jeffrey A. Joerres, Manpower Inc. Chairman and Chief Executive Officer, said, “The slowdown that we have been experiencing in the U.S. has now moved to Europe. While we are still seeing year-over-year growth in some of our European operations, we expect the full impact of the economic slowdown has yet to be felt by the labor market. Our emerging markets continue to grow at a rapid pace.

“We will continue to benefit from a geographically balanced business, diverse portfolio of services and well-equipped Manpower team that will take advantage of the opportunities that are presented in an economic downturn.

“While the current dynamic economic environment makes forecasting demand for our services more difficult, we are presently anticipating the fourth quarter of 2008 diluted earnings per share to be in the range of $.97 to $1.01, which includes an estimated negative currency impact of 6 cents,” Joerres stated.

Earnings per diluted share for the nine months ended September 30, 2008 were $1.75 compared to $4.10 per diluted share in 2007. Net earnings were $139.7 million compared to $351.6 million in the prior year. Revenues for the nine-month period were $17.0 billion, an increase of 14 percent from the prior year or 5 percent in constant currency. Foreign currency exchange rates had a favorable impact of 45 cents for the nine-month period.

Earnings per diluted share for the nine month period in 2008 include the goodwill and intangible asset impairment charge of $1.93 (based on the weighted average shares for the nine-month period) and a net charge of 18 cents recorded in the second quarter related to an increase in our legal reserve and recoverable 2005 payroll taxes in France. Earnings per diluted share for the nine-month period in 2007 include a favorable impact of 85 cents related to the revised calculation in French payroll taxes.

In conjunction with its third quarter earnings release, Manpower will broadcast its conference call live over the Internet on October 21, 2008 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary in 2008, the $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,500 offices in 80 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at http://www.manpower.com/.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2007, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
	2008	2007	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$5,668.4	$5,295.4	7.0%	1.0%
Cost of services	4,640.8	4,321.0	7.4%

Gross profit	1,027.6	974.4	5.5%	-0.1%
Selling and administrative expenses, excluding impairment	843.5	752.5	12.1%	6.6%
Goodwill and intangible asset impairment (b)	163.1	—	N/A	N/A

Selling and administrative expenses	1,006.6	752.5	33.8%	28.3%
Operating profit	21.0	221.9	-90.5%	-96.4%
Interest and other expenses	13.4	9.1	50.1%

Earnings before income taxes	7.6	212.8	-96.5%	-102.9%
Provision for income taxes	50.8	81.1	-37.5%

Net (loss) earnings	$(43.2)	$131.7	-132.8%	-139.6%

Net (loss) earnings per share - basic	$(0.55)	$1.59	-134.6%

Net (loss) earnings per share - diluted	$(0.55)	$1.57	-135.0%	-142.0%

Weighted average shares - basic	78.6	82.7	-5.3%

Weighted average shares - diluted	78.6	84.1	-6.6%

(a)	Revenues from services include fees received from our franchise offices of $8.0 million and $9.4 million for the three months ended September 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices which were $282.2 million and $387.4 million for the three months ended September 30, 2008 and 2007, respectively.

(b)	The goodwill and intangible asset impairment relates to our investment in Right Management. The impact on net earnings is $154.6 million, or $1.97 per diluted share.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended September 30
	2008	2007	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$519.8	$502.2	3.5%	3.5%
France	1,892.1	1,871.3	1.1%	-7.9%
Other EMEA	1,951.7	1,740.3	12.1%	8.0%
Italy	375.7	334.5	12.3%	2.5%
Jefferson Wells	74.2	85.5	-13.3%	-13.3%
Right Management	107.7	98.7	9.1%	7.9%
Other Operations	747.2	662.9	12.7%	5.9%

	$5,668.4	$5,295.4	7.0%	1.0%

Operating Unit Profit:
United States	$12.1	$24.1	-49.6%	-49.6%
France	66.1	100.7	-34.4%	-40.0%
Other EMEA	76.3	74.4	2.5%	-2.3%
Italy	29.3	24.6	19.1%	8.5%
Jefferson Wells	(1.6)	(1.7)	N/A	N/A
Right Management	7.6	5.7	33.5%	39.4%
Other Operations	14.2	18.8	-23.8%	-32.4%

	204.0	246.6
Corporate expenses	16.6	21.4
Goodwill and intangible asset impairment	163.1	—
Amortization of intangible assets	3.3	3.3

Operating profit	21.0	221.9	-90.5%	-96.4%
Interest and other expenses (b)	13.4	9.1

Earnings before income taxes	$7.6	$212.8

(a)	In the United States, revenues from services include fees received from our franchise offices of $4.5 million and $6.5 million for the three months ended September 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $175.4 million and $270.7 million for the three months ended September 30, 2008 and 2007, respectively.

(b)	The components of interest and other expenses were:

	2008	2007
Interest expense	$16.2	$14.2
Interest income	(5.4)	(5.9)
Foreign exchange gains	(0.6)	(0.1)
Miscellaneous expenses, net	3.2	0.9

	$13.4	$9.1

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
	2008	2007	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$16,959.9	$14,865.4	14.1%	4.5%
Cost of services	13,811.0	12,066.9	14.5%

Gross profit	3,148.9	2,798.5	12.5%	3.3%
Selling and administrative expenses, excluding impairment charge	2,625.5	2,196.3	19.5%	10.4%
Goodwill and intangible asset impairment (b)	163.1	—	N/A	N/A

Selling and administrative expenses	2,788.6	2,196.3	27.0%	17.8%
Operating profit	360.3	602.2	-40.2%	-49.7%
Interest and other expenses	38.6	26.4	46.6%

Earnings before income taxes	321.7	575.8	-44.1%	-54.3%
Provision for income taxes	182.0	224.2	-18.9%

Net earnings	$139.7	$351.6	-60.3%	-70.4%

Net earnings per share - basic	$1.77	$4.19	-57.8%

Net earnings per share - diluted	$1.75	$4.10	-57.3%	-68.3%

Weighted average shares - basic	79.1	84.0	-5.8%

Weighted average shares - diluted	80.0	85.7	-6.7%

(a)	Revenues from services include fees received from our franchise offices of $23.6 million and $26.8 million for the nine months ended September 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $911.6 million and $1,111.6 million for the nine months ended September 30, 2008 and 2007, respectively.

(b)	The goodwill and intangible asset impairment relates to our investment in Right Management. The impact on net earnings is $154.6 million, or $1.93 per diluted share.

Manpower Inc.

Operating Unit Results

(In millions)

	Nine Months Ended September 30
	2008	2007	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,482.9	$1,474.4	0.6%	0.6%
France	5,584.2	5,149.2	8.4%	-4.3%
Other EMEA	5,856.1	4,798.7	22.0%	13.2%
Italy	1,218.3	993.1	22.7%	8.2%
Jefferson Wells	227.4	250.6	-9.3%	-9.3%
Right Management	326.7	298.4	9.5%	5.5%
Other Operations	2,264.3	1,901.0	19.1%	9.1%

	$16,959.9	$14,865.4	14.1%	4.5%

Operating Unit Profit:
United States	$34.1	$61.7	-44.7%	-44.7%
France	189.9	308.3	-38.4%	-45.6%
Other EMEA	209.1	166.8	25.4%	14.8%
Italy	96.0	70.1	36.9%	20.6%
Jefferson Wells	(5.8)	0.4	N/A	N/A
Right Management	27.6	22.8	21.0%	19.8%
Other Operations	52.1	46.6	12.0%	-1.1%

	603.0	676.7
Corporate expenses	69.8	64.7
Goodwill and intangible asset impairment	163.1	—
Amortization of intangible assets	9.8	9.8

Operating profit	360.3	602.2	-40.2%	-49.7%
Interest and other expenses (b)	38.6	26.4

Earnings before income taxes	$321.7	$575.8

(a)	In the United States, revenues from services include fees received from our franchise offices of $13.8 million and $18.3 million for the nine months ended September 30, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $602.7 million and $818.3 million for the nine months ended September 30, 2008 and 2007, respectively.

(b)	The components of interest and other expenses were:

	2008	2007
Interest expense	$48.9	$39.3
Interest income	(16.5)	(17.1)
Foreign exchange (gain) loss	(2.1)	0.1
Miscellaneous expenses, net	8.3	4.1

	$38.6	$26.4

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Sep. 30 2008	Dec. 31 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$632.0	$537.5
Accounts receivable, net	4,290.2	4,478.8
Prepaid expenses and other assets	177.9	122.2
Future income tax benefits	63.3	76.3

Total current assets	5,163.4	5,214.8
Other assets:
Goodwill and other intangible assets, net	1,410.8	1,410.7
Other assets	321.2	377.7

Total other assets	1,732.0	1,788.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	789.6	760.8
Less: accumulated depreciation and amortization	570.6	539.6

Net property and equipment	219.0	221.2

Total assets	$7,114.4	$7,224.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,071.9	$1,014.4
Employee compensation payable	222.0	213.6
Accrued liabilities	684.4	679.4
Accrued payroll taxes and insurance	641.3	724.7
Value added taxes payable	586.2	583.7
Short-term borrowings and current maturities of long-term debt	127.5	39.7

Total current liabilities	3,333.3	3,255.5
Other liabilities:
Long-term debt	844.8	874.8
Other long-term liabilities	366.2	424.8

Total other liabilities	1,211.0	1,299.6
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,507.0	2,481.8
Retained earnings	1,150.8	1,040.3
Accumulated other comprehensive income	135.6	257.6
Treasury stock, at cost	(1,224.3)	(1,111.4)

Total shareholders’ equity	2,570.1	2,669.3

Total liabilities and shareholders’ equity	$7,114.4	$7,224.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended Sep. 30
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$139.7	$351.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	81.9	68.2
Non-cash goodwill and intangible asset impairment	163.1	—
Deferred income taxes	(36.8)	(13.6)
Provision for doubtful accounts	14.2	17.3
Share-based compensation	15.3	18.8
Excess tax benefit on exercise of stock options	(0.5)	(5.5)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	76.8	(430.1)
Other assets	(35.5)	(25.7)
Other liabilities	31.0	318.2

Cash provided by operating activities	449.2	299.2

Cash Flows from Investing Activities:
Capital expenditures	(70.6)	(65.8)
Acquisitions of businesses, net of cash acquired	(224.4)	(100.2)
Proceeds from the sale of property and equipment	4.1	3.7

Cash used by investing activities	(290.9)	(162.3)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	87.4	15.7
Proceeds from stock option and purchase plans	12.5	34.1
Excess tax benefit on exercise of stock options	0.5	5.5
Repurchases of common stock	(125.3)	(359.5)
Dividends paid	(29.2)	(27.1)

Cash used by financing activities	(54.1)	(331.3)

Effect of exchange rate changes on cash	(9.7)	45.3

Change in cash and cash equivalents	94.5	(149.1)
Cash and cash equivalents, beginning of period	537.5	687.9

Cash and cash equivalents, end of period	$632.0	$538.8